Exhibit 99.1

Red Robin Announces Appointment of Guy J. Constant as Executive Vice President and Chief Financial Officer

Greenwood Village, CO — December 13, 2016 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), today announced the appointment of Guy J. Constant as executive vice president and chief financial officer effective December 14, 2016.  Mr. Constant will be responsible for leading financial disciplines at the Company including accounting and control, financial planning and analysis, operations finance, credit and external reporting.

Mr. Constant brings to Red Robin more than 20 years of leadership in corporate finance, including more than a decade in the restaurant industry.  He has extensive experience in operations and financial management for public companies, including strategy development and execution, treasury, financial planning and analysis, financial reporting, board management and investor relations.

“Guy’s finance experience, strategic mindset and results orientation completes our standout Red Robin leadership team as we continue to improve our performance and set Red Robin up to serve generations of guests to come,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “Throughout his career, Guy has developed and driven high performance teams. We’re pumped to have him join our organization.”

Prior to joining Red Robin, Mr. Constant served as chief financial officer, executive vice president of Finance and treasurer for Rent-A-Center, Inc. He previously served in various executive roles at Brinker International, Inc. including executive vice president and chief financial officer, president of the Chili’s Global Restaurant Division, senior vice president and vice president of Finance and senior director of Executive Compensation. Before his executive tenure at Brinker, he served in various marketing, finance and human resources roles of increasing scope and responsibility at AMR Corporation, the parent company of American Airlines. Mr. Constant earned his Bachelor of Arts in economics and political science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.

“I am very excited to join the Red Robin team,” said Guy Constant.  “During my many years in the industry, I have admired the Red Robin brand and business, which has been built upon a strong culture and talented leadership within both Operations and at the Home Office.  I look forward to helping Denny and her team continue to deliver on the promises we have made to our team members, guests and shareholders through Everyday Value and improved service, built upon the foundation of a returns-focused, disciplined approach to capital allocation.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 540 Red Robin restaurants across the United States and Canada, including Red Robin Express® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

For investor relations questions contact:

Dara Dierks, ICR

(203) 682-8200

For media relations questions contact:

Brian Farley, Coyne PR

(973) 588-2000